Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 5,000,000 shares of Common Stock pertaining to the Cooper Tire & Rubber Company 2006 Incentive Compensation Plan of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedules of Cooper Tire & Rubber Company, Cooper Tire & Rubber Company’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cooper Tire & Rubber Company, included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Toledo, Ohio
April 10, 2007